Exhibit 23.3

CONSENT OF GLOBAL LAW OFFICE

We hereby consent to the references to our firm and the summarization of our opinions contained  in Amendment No. 4 to the Registration Statement on Form F-1 of Kingtone Wirelessinfo Solution Holding Ltd filed originally with the Securities and Exchange Commission (the “Commission”) on April 13, 2010, as amended by Amendment No. 1 filed with the Commission on April 29, 2010, as amended by Amendment No. 2 filed with the Commission on May 5, 2010, and as amended by Amendment No. 3 filed with the Commission on May 11, 2010.

 /s/ Global Law Office
Global Law Office
Beijing, People’s Republic of China
May 12, 2010